Filed Pursuant to Rule 433
Dated November 10, 2006
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	November 10, 2006
Settlement Date (Original Issue Date):	November 15, 2006
Maturity Date:	February 15, 2012
Principal Amount:	US$350,000,000
Price to Public (Issue Price):	103.284%
Agents Commission:	0.30%
All-in Price:	102.984%
Accrued Interest:	US$5,140,625
Treasury Benchmark:	4.625% due October 31, 2011
Treasury Yield:	4.566%
Spread to Treasury Benchmark:	Plus 58.5 basis points
Re-offer Yield:	5.151%
Net Proceeds to Issuer:	US$365,584,625
Interest Rate Per Annum:	5.875%
Interest Payment Dates:	Semi-annually on each February 15th and August 15th of each year, commencing on February 15, 2007 and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated November 10, 2006
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
CUSIP:	36962GXS8
ISIN:	US36962GXS82
Common Code:	014355138

Additional Terms:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Companys issues of US$2,250,000,000, US$200,000,000, US$200,000,000, and US$300,000,000 principal amount of 5.875% Notes due February 15, 2012 as described in the Issuers Pricing Supplement number 3706 dated February 12, 2002, the Issuers Pricing Supplement number 3756 dated May 15, 2002, the Issuers Pricing Supplement number 3910 dated May 9, 2003, and the Issuers Pricing Supplement number 4456 dated October 23, 2006 (which currently collectively form a single US $2,950,000,000 principal amount issue).

Plan of Distribution:

The Notes are being purchased by J.P. Morgan Securities Inc. (the "Underwriter"), as principal, at the Issue Price of 103.284% of the aggregate principal amount less an underwriting discount equal to 0.30% of the principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Re-offer Yield referenced above.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At September, 2006, the Company had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Page 3
Filed Pursuant to Rule 433
Dated November 10, 2006
Registration Statement: No. 333-132807

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter(s) participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at 1-212-834-4533 or Investor Communications of the issuer at 1-203-357-3950.